As filed with the Securities and Exchange Commission on July 14, 2004

                                                      Registration No.333-116065
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                                       To
                                    Form S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Wireless Age Communications, Inc.
             (Exact name of registrant as specified in its charter)

             Nevada                                             98-0336674
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                                13980 Jane Street
                              King City, ON L7B 1A3
                                 (905) 833-0808
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)

                                   ----------

                                Mr. Gary Hokkanen
                             Chief Financial Officer
                                13980 Jane Street
                              King City, ON L7B 1A3
                          (905) 833-0808 extension 218
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               Travis Gering, Esq.
                              Wuersch & Gering LLP
                           11 Hanover Square, 19 Floor
                            New York, New York 10005
                                 (212) 509-5050

      Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement as the registrant shall determine.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


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

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


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The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                    Subject to Completion Dated July 12, 2004

                                   Prospectus

                         387,500 Shares of Common Stock

      This prospectus relates to the public offering of 387,500 shares of our common stock. Wireless Age Communications, Inc. is registering the offered shares as required by the terms of agreements with the selling stockholders, any of which shares may be offered from time to time by the selling stockholders listed under "Selling Stockholders". The selling stockholders may offer the shares in amounts, at prices and on terms to be set forth in one or more prospectus supplements. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

      The selling stockholders may offer and sell their shares from time to time on the Over-the-Counter Bulletin Board or in private transactions at prevailing market prices or at privately negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders. Although Wireless Age Communications, Inc. will incur expenses of approximately $22,579 in connection with registering the shares, Wireless Age Communications, Inc. will not receive any of the proceeds from a sale of the shares by the selling stockholders. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

      We will provide specific terms of each issuance of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

      Our common stock is quoted on the Over-the-Counter Bulletin-Board quotation system under the symbol "WLSA".

      See "Risk Factors" beginning on page 8 to read about certain risks you should consider carefully before buying our shares.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is acriminal offense.

                         Prospectus dated July 12, 2004

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                                TABLE OF CONTENTS

SUMMARY ...................................................................    6
RECENT DEVELOPMENTS .......................................................    7
RISK FACTORS ..............................................................    8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS ......................   14
ABOUT THIS PROSPECTUS .....................................................   15
USE OF PROCEEDS ...........................................................   15
SELLING STOCKHOLDERS ......................................................   16
PLAN OF DISTRIBUTION ......................................................   17
LEGAL MATTERS .............................................................   19
EXPERTS ...................................................................   19
WHERE YOU CAN FIND MORE INFORMATION .......................................   19
INCORPORATION BY REFERENCE ................................................   19
SIGNATURES ................................................................   23

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

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.


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

                                     SUMMARY

Our Business

      We operate our business through several subsidiaries. Our subsidiary Wireless Age Communications Ltd., which we refer to as "Wireless Canada", is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. We own 89% of Wireless Canada. Wireless Canada has two principal wholly owned subsidiaries Wireless Source Distribution Ltd., that we refer to as "Wireless Source", and Prime Wireless Corporation, that we refer to as "Prime Wireless". Wireless Source and Prime Wireless are in the business of distributing prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. We acquired Wireless Canada on October 8, 2002. We acquired Prime Wireless on March 13, 2003. We acquired Wireless Source on September 19, 2003.

      Prior to our acquisition of Wireless Canada, the name of our Company was Lennoc Ventures, Inc. We were a pre-exploration stage mineral resources company. We terminated our mineral and exploration business and changed our name to Wireless Age Communications, Inc. in October 2002.

      Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to wholesalers, distributors, retailers and end-users in western Canada. Our current products and services include Phone and Data Devices and Accessories, Land Mobile Radios, Scanners and GPS Receivers, Power and Battery Supplies. We operate 10 retail stores, a corporate sales force, a rental center and service department focused on selling wireless solutions. The company has significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allow us to bundle a full spectrum of products at the distributor, wholesaler and retail level across Canada.

      Our business goal is to become a major North American manufacturer and distributor of wireless products and services through high quality delivery of innovative and responsive solutions to the industrial and retail marketplace. The principal aspects of our strategy to achieve this goal are: (i) facilitate less costly and easier ways of buying and selling wireless products and services; (ii) provide a single source solution for all wireless products and services; and (iii) achieve and maintain high standards for product and service quality while lowering costs of operations.

Our Headquarters and Websites

      Our headquarters are located at 13980 Jane Street, King City, Ontario, L7B 1A3. Our telephone number is (905) 833-0808. More comprehensive information about us and our products is available through our worldwide web site we maintain at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not incorporated by reference into this prospectus.


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

                               RECENT DEVELOPMENTS

Proposed Acquisition of Westcan Wireless, Allcan Electronic Distributors and an Investment in Bluewave Antenna Systems Ltd.

      We plan to acquire a Canadian company known as 479645 Alberta Ltd., including its operating divisions Westcan Wireless and Allcan Electronic Distributors and its 80% investment in Bluewave Antenna Systems Ltd. Westcan Wireless has offices in Edmonton and Calgary, and is one of Western Canada's preeminent providers of wireless broadband data systems for private enterprise and one of the largest privately owned two-way radio dealers. Westcan Wireless also owns and operates VHF and UHF repeater systems with sixteen sites throughout north and central Alberta as well as three 800 MHz and one 400 MHz trunked radio systems in the Edmonton area. Allcan was started in 1977 and today provides wireless communications, data and cellular support equipment to clients across Canada. 479645 Alberta Ltd. is the majority and controlling shareholder of Bluewave Antenna Systems Ltd. of Calgary. Bluewave is a market leading manufacturer of quality antennas for supervisory control and data acquisition wireless automation, often referred to as SCADA. Bluewave serves wireless local-loop sectors throughout North America and selected international markets. SCADA is a category of software application program for process control, the gathering of data in real time from remote locations in order to control equipment and conditions. SCADA is used in power plants as well as in oil and gas refining, telecommunications, transportation, and water and waste control. The acquisition is subject to further due diligence, various approvals and financing arrangements.

American Stock Exchange Application

      In February 2004 we initiated an application for the listing of our common stock on the American Stock Exchange. The Company selected the American Stock Exchange, primarily due to its market quality, trading technology and additional services available. The American Stock Exchange requires certain quantitative and qualitative standards to be met for initial listing. Quantitative standards include minimum levels of shareholders' equity, total market capitalization, distribution and market value of public float. Qualitative factors include the nature of a company's business, market for its products, reputation of its management, historical record and pattern of growth, financial integrity, demonstrated earnings power, and future outlook. At the time of preparation of our listing application, we believed that all qualitative factors had been met, however due to share price weakness during February and March 2004 certain quantitative levels no longer qualify us for listing. We remain hopeful that our share price will improve in order to qualify us for the American Stock Exchange quantitative listing standards. We expect that our common stock will continue to trade on the Over-the-Counter Bulletin Board until we qualify for listing on the American Stock Exchange or another exchange or quotation system.

Proposed Acquisition of Knowlton Pass Inc.

      We plan to acquire Knowlton Pass Inc. that is developing a proprietary technology which optimizes bandwidth utilization across wireless communications networks. We intend to develop and deploy the Knowlton Pass approach to participate in the wireless delivery of television, high speed internet and telephony products. The acquisition is subject to further due diligence and various approvals and consents.

      As part of the acquisition, Mr. David MacKinnon and Mr. James Hardy will be joining Wireless Age Communications. Mr. MacKinnon, formerly a Vice-President of Lavalin Inc. and former CEO of E-Concept Inc. is holder of several technology patents. Mr. Hardy is a former Vice-President of Oracle Corporation Canada Inc. and former president of Iceberg Media Inc.

Proposed Acquisition of MaxTel Wireless Inc.

      On July 7, 2004 we announced that we signed a letter of intent to acquire MaxTel Wireless Inc. of Vineland, Ontario. MaxTel operates broadband wireless networks for government, hospitals and private firms and land mobile radio networks for municipal police and fire departments in Ontario's Niagara Peninsula. We plan to integrate the proposed MaxTel acquisition with the proposed Knowlton Pass acquisition. We believe Knowlton Pass's line of consumer products ("Broadcast on Demand", Telephone and Internet Access), will integrate well with the existing MaxTel B2B and B2G offerings. MaxTel is expected to provide us with an initial presence in the Ontario retail market for the proposed deployment of our "last mile" strategy under the proposed Knowlton Pass acquisition. We also expect the MaxTel's customer base to provide us with an additional platform for our Wireless Source initiative, which we believe will enhance the business case for our previously announced Marlon, Allcan and Bluewave proposed acquisitions. The proposed MaxTel acquisition is part of our plan to grow our portfolio of value-added wireless products and services offered by us and is expected to be a key development in the building of our "Wireless Works" Network division. The proposed MaxTel acquisition is part of our execution of strategy for building a network-centric wholesale and retail chain for wireless devices, accessories, and services. The proposed MaxTel acquisition is subject to further due diligence and certain necessary consents. We plan to close the MaxTel transaction in October 2004, however there can be no assurance in this regard.

Proposed Acquisition of Marlon Distributors Ltd.

      On June 29, 2004 we announced our plan to acquire Marlon Distributors Ltd. of Surrey, British Columbia, Canada. Marlon distributes wireless communications and recreational products in Western Canada, including the Vertex Standard line of products which, through our wholly owned subsidiary Prime Wireless Corporation, we hold the exclusive Canadian distribution rights. Consolidated revenues of Marlon, including its wholly owned subsidiary Marlon Recreational Products Ltd., were approximately $2.3 million (CDN$3.2 million) during the year ended December 31, 2003. We expect that the acquisition of Marlon will provide opportunities to improve our business operations in the British Columbia wireless communications market. We plan to close the Marlon acquisition during the third quarter 2004, however there can be no assurance in this regard.

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

                                  RISK FACTORS

      An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement, including our financial statements and the related notes, before you purchase any of our shares of common stock. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                          Risks Related to our Business

WE HAVE A LIMITED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS

The size and structure of our Company changed significantly in 2002 and 2003. During 2002 and 2003 we made several acquisitions. Our reports of operations since the date of such acquisitions may not be sufficient to assess our future prospects.

In light of the changing nature of our operations, our operating results are difficult to forecast, because they generally depend on market influences and acceptability of our products. As a result, we may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts in new businesses due to a variety of factors, including:

      o     Availability of products;

      o Cancellations or delays of customer product orders, or the loss of a significant customer;

      o Reductions in consumer demand for our customers' products generally or for our products in particular;

      o A reduction in the average selling price for our products as a result of competitive factors;

      o     The timing and amount of research and development expenditures;

      o     General business conditions in our markets;

      o Any new product introductions, or delays in product introductions, by us or our competitors;

      o Increased costs charged by our suppliers or changes in the delivery of products to us; and

      o Increased competition or reductions in the prices that we are able to charge.

Accordingly, our financial results in any prior fiscal period are not necessarily indicative of results for future periods.

WE DO NOT HAVE LINES OF CREDIT TO FINANCE OPERATIONS AND MUST RELY ON OTHER SOURCES FOR ADDITIONAL FINANCING

We were unable to renew our line of credit on satisfactory terms with our Canadian bank. We are in discussions with alternative lenders but there can be no assurance that we will successfully attract a new lender. We will continue to need significant capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all. In addition, our capital requirements in connection with the development, marketing and sale of our new products are, and will continue to be, significant. Our ability to secure additional financing or sources of funding is dependent upon numerous factors, including the current outlook of our business, our credit


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

rating and the market price of our common stock, all of which are directly impacted by our ability to increase revenues and generate profits. Our ability to increase revenues and generate profits is subject to numerous risks and uncertainties and any significant decrease in our revenues or profitability could reduce our operating cash flows and erode our existing cash balances. If we are unable to obtain one or more alternative credit sources, there could be a material adverse effect on our business, results of operations and financial condition.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO FINANCE FULL OPERATIONS AND PLANNED GROWTH BECAUSE OF DEBT SERVICE OBLIGATIONS

At December 31, 2003, our total liabilities and debt were approximately $5.4 million including a bridge loan of $1.93 million due on June 30, 2004 (which was increased to approximately $2.3 million during the first quarter 2004 and the due date was extended to September 30, 2004 pursuant to an Amendment, dated June 30, 2004, with a possible supplemental extension to December 31, 2004 if we meet certain conditions pursuant to the terms of a Placement Agreement executed on the same date as the Amendment). Our loan exposure could have adverse consequences to your investment in our Company. For example, it could:

      o make it more difficult for us to satisfy our obligations with respect to our indebtedness;

      o increase our vulnerability to general adverse economic and industry conditions;

      o limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

      o require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

      o limit our flexibility in planning for, or reacting to, changes in our business and industry; and

      o     limit our ability to borrow additional funds.

Our ability to repay the bridge loan on the due date will depend on our ability to raise alternative financing or negotiate conversion to equity or extend the loan. We cannot assure you that we will be able to execute any of the alternative on commercially reasonable terms, or at all. If we fail to repay or defer payment of the bridge loan, there could be a material adverse effect on our business, results of operations and financial condition.

OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY

Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. The wireless communications industry is experiencing a transition from analog products to digital products. Our products and services compete on the basis of the following characteristics:\

      o     performance

      o     functionality

      o     reliability

      o     pricing

      o     quality

      o     designs that can be efficiently manufactured in large volumes

      o     time-to-market delivery capabilities, and

      o     compliance with industry standards.

To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We cannot assure you that we will


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

successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive. If we fail to address one or more of these factors, there could be a material adverse effect on our business, results of operations and financial condition.

OUR FAILURE TO ENHANCE OUR EXISTING PRODUCTS OR TO DEVELOP AND INTRODUCE NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS AND EVOLVING TECHNOLOGICAL STANDARDS COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO SELL OUR PRODUCTS.

      To succeed, we must improve current products and develop and introduce new products that are competitive in terms of price, performance and quality. These products must adequately address the requirements of wireless infrastructure manufacturing customers and end-users. The new products we develop may not achieve market acceptance or may not be able to be manufactured cost effectively in sufficient volumes. Our research and development efforts are funded largely by us and our customers do not normally pay for our research and development efforts. These costs are expensed as incurred. Therefore, if our efforts are not successful at creating or improving products that are purchased by our customers, there will be a negative impact on our operating results due to high research and development expenses. In addition, if we are not able to continually develop and introduce innovative and competitive new products and services that are adopted by customers, there could be a material adverse effect on our business, results of operations and financial condition.

WE DEPEND IN PARTICULAR ON THE SUCCESS OF OUR LAND MOBILE RADIO PRODUCT LINE

Our future business plan includes the rapid expansion of our land mobile radio
(LMR) products. In 2003, we added a focus on the development and sale of our LMR products. A decline in the price of or demand for LMR products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. In addition, our future success will largely depend on the successful introduction and sale of new analog and digital LMR products. We have not yet demonstrated that we will be able to successfully obtain these products on a timely basis and in a cost-effective manner, or at all. Even if we successfully obtain these products, we cannot guarantee that they will achieve market acceptance. If we fail to deploy our business model in a timely and cost-effective manner, there could be a material adverse effect on our business, results of operations and financial condition.

OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT SUCCESSFULLY IMPLEMENT OUR STRATEGY.

We seek to acquire companies that complement our business. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements. The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities and amortization expenses related to certain purchased intangible assets, all of which could have a materially adverse effect on our financial condition, operating results and cashflow.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY

We face intense competition from other wireless retailers and distributors, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering similar product lines. Some of our competitors are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and


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

marketing resources than we have and they have established reputations for success in retailing and distributing wireless products. These advantages may allow them:

      o to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

      o     to engage in more extensive research and development;

      o     to undertake more far-reaching marketing campaigns;

      o to be able to take advantage of acquisitions and other opportunities;

      o     to adopt more aggressive pricing policies; and

      o make more attractive offers to potential employees, strategic partners and advertisers.

Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition.

WE DEPEND ON A FEW MANUFACTURERS TO OBTAIN OUR PRODUCTS

We contract with suppliers to obtain our products and our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. We currently have a single source for the purchase of our cellular products. If any of our suppliers cannot meet our requirements, we may have to rely on other supply sources or identify and qualify new suppliers. The lead-time required to qualify a new supplier could range from approximately one to three months. Despite efforts to do so, we may not be able to identify or qualify new suppliers in a timely manner and these new suppliers may not allocate sufficient product to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

WE DEPEND HEAVILY ON SALES IN WESTERN CANADA

We are subject to risks associated with our reliance on sales in western Canada. For the year ended December 31, 2003 virtually all of our sales were generated in western Canada. Our dependence on one geographic segment exposes us to significant market fluctuations, including competitive factors, changes in government and regulatory policies, and political factors. A significant downturn in the western Canada economy could have a material adverse effect upon us.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR
BUSINESS

Our success is largely dependent on the personal efforts of John G. Simmonds, our Chief Executive Officer, Gary Hokkanen, our Chief Financial Officer, and Dallas Robinson, our President. We do not have employment agreements with these individuals, and we cannot be sure that we will retain their services. The loss of any of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in Canada, where we are currently headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to


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attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH

Acquisitions and other business transactions may disrupt or otherwise have a negative impact on our business and results of operations. During 2002 and 2003, we acquired several new businesses and continue to plan other acquisitions. There can be no assurance that we will complete any other business transactions or that any such transactions which are completed will prove favorable to our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation. We hope to grow rapidly, and the failure to manage our growth could adversely affect our business. Our business plan contemplates, among other things, continued development of our additional wireless product lines through internal development as well as acquisitions, and, as a result, significant growth in our customer base. This growth and continued development, if it materializes, could place a significant strain on our management, employees, operations and financial capabilities. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. If we are unable to manage and integrate our expanding operations effectively, our business, results of operations, and financial condition could be materially and adversely affected.

WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED IN CHINA

We are beginning to place a substantial amount of emphasis on manufacturing certain of our products in the People's Republic of China. This makes us subject to special considerations and significant risks not typically associated with companies manufacturing solely in North America. These issues include the risks associated with the political, economic and legal environments, among others. Our results may be affected by, among other things, changes in the political and social conditions in China and changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversion and rates and method of taxation.

The Chinese government has implemented economic reform policies in recent years, and these reforms may be refined or changed by the government at any time. It is possible that a change in the Chinese leadership could lead to changes in economic policy. The laws and regulations applicable to our industry in China remain subject to change and could have a material adverse effect on our business.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY

We carry a significant amount of inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE

Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

      o     future announcements concerning us or our competitors;

      o the announcement or introduction of technological innovations or new products by us or our competitors;

      o     changes in product pricing policies by us or our competitors;

      o     additions or departures of key personnel; and

      o     sales of our common stock.

These and other factors may negatively impact the market price of shares of our common stock and cause greater volatility in our stock price.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION

We are currently not involved in any lawsuits. Although we believe our products do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, we may become subject to infringement claims. Any such claims, with or without merit, could result in costly litigation. Any successful infringement claim could have a material adverse effect upon our business, results of operations and financial condition. In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. We cannot guarantee that we are immune from future claims. Any such claims may require us to pay substantial damages, which could cause our business, financial condition and results of operations to suffer.

OUR GROWTH STRATEGY MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS

We plan to make several additional acquisitions through the issuance of equity securities over the next 12-36 months that we expect will cause significant equity dilution to existing shareholders. All of our acquisition during 2002 and 2003 were completed utilizing our common stock and we intend to continue this strategy in the future. In addition, we expect that most of our acquisitions will require working capital financing to be made available shortly after the acquisition date in order to move the acquired company to a higher level of operations. We currently expect that these financing requirements can be met through private financing arrangements, which may include the issuance of additional equity securities. Our plans to structure these acquisition and financing strategies through issuance of our equity securities could cause a decline in the value of our common stock and result in a loss of your investment.

RISKS ASSOCIATED WITH LISTING ON OVER-THE-COUNTER-BULLETIN-BOARD QUOTATION
SYSTEM

Our common stock trades on the Over-the-Counter-Bulletin-Board quotation system. The eligibility requirements for quotation on the Over-the-Counter Bulletin Board are currently minimal, however, such requirements may change in the future. If we do not meet the continued listing criteria, our stock could be delisted. The effects of delisting from the Over-the-Counter Bulletin-Board quotation system would include, among other things, the limited release of the market price of the common stock and limited liquidity for holders of our common stock. These effects could materially adversely affect the trading market and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing in the future.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S "PENNY STOCK" REGULATION

For transactions covered by the SEC'S "Penny Stock" regulation, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules generally require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell shares of our common stock and may affect the ability of holders to sell our common stock in the secondary market, and the price at which a holder can sell our common stock.

OUR EXPOSURE TO EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

While most of our business operations are in Canada and thus the majority of revenues are in Canadian dollars. However we acquire a portion of products from United States and overseas and pay for them in US dollars. In addition our financial statements are presented in US dollars while all of our subsidiary financial statements are maintained in Canadian dollars. Accordingly, changes in currency exchange rates, the Canadian dollar and the U.S. dollar, will cause fluctuations in our reported financial results, some of which could be material.

WE COULD BE ADVERSELY AFFECTED BY TAX LAW CHANGES IN CANADA

Our operations in Canada are accounted in a manner that provides the company with the greatest tax relief possible under present federal and provincial laws. Any significant change in government corporate tax laws would be likely to have a material adverse effect on our profits or cash flow from our Canadian operations.

                  Other Risks that Could Affect our Share Price

THE MARKET PRICE OF OUR SHARES OF COMMON STOCK COULD FLUCTUATE SIGNIFICANTLY, AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK AT A FAVOURABLE PRICE OR AT ALL

In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating to our company or to investor perception of our company (including changes in financial estimates and recommendations by financial analysts who follow us) but also factors relating to (or relating to investor perception of) the wireless communications industry or the economy in general.

FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES OF COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES, WHICH IN TURN COULD NEGATIVELY IMPACT YOUR INVESTMENT IN US

Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through future sales of our equity securities. All of the shares the selling stockholders are selling in this offering will be freely tradable following the completion of that sale without restriction under the Securities Act of 1933. A substantial number of our other shares also are freely tradable. As of July 12, 2004, a substantial number of our shares of common stock were restricted or control securities within the meaning of Rule 144 under the Securities Act. Sales of most of these shares can be made in compliance with the requirements of Rule 144.

Certain stockholders hold shares of our common stock in which they have a very large unrealized gain, and these stockholders may wish, to the extent they may permissibly do so, to realize some or all of that gain relatively quickly by selling some or all of their shares.

We also may issue our shares of common stock from time to time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we also may grant registration rights covering those shares in connection with any such acquisitions and investments.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements as defined within Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for third generation products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to Wireless Age's management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that Wireless Age or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "will," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact are also forward-looking statements. The actual results of Wireless Age may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time to time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB.

                              ABOUT THIS PROSPECTUS

      We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale pursuant to this prospectus of shares of our common stock by selling stockholders.

                              SELLING STOCKHOLDERS

      Up to 387,500 shares are being offered by certain selling stockholders pursuant to this prospectus. These represent all of the shares owned by the selling stockholders named below and accordingly, if all of the shares that may be offered pursuant to this prospectus are sold, the selling stockholders no longer will own any of our shares.

      The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each selling stockholder's beneficial ownership of our shares. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The actual number of shares, if any, to be offered by each named stockholder and the amount and percentage of common stock to be owned by each selling stockholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.

      For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

      Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. The percentage of shares beneficially owned has been calculated on the basis of the 21,111,604 shares of our common stock that were outstanding as of July 12, 2004.

                                                                                        Shares
                                                                                         Owned
                                                           Percent of      Shares        After
                                        Total Shares          all        Registered   Completion
       Name and Address of           Beneficially Owned   Outstanding      on this       of the
        Selling Stockholder          as of July 12, 2004      Shares       Form S-3     Offering
Dallas Robinson (1)
  1437 Rose Street, Regina,
  Saskatchewan, Canada, S4R 1A1           1,049,500           5.0%         200,000     849,500

Stuart MacGregor (2)
  77 Baby Point Cres.,
  Toronto, Ontario, Canada M6S 2B7           37,500            *            37,500           0

Russell Scott Henderson (3)
  5820 North West 104th Street
  Kansas City, MO 64154                      75,000            *            75,000           0

Moishe Schwimmer (4)
  28 Rutledge St.
  Brooklyn, NY 11211-7812                    75,000            *            75,000           0
                                                                           -------

TOTAL SHARES REGISTERED                                                    387,500

      *     Indicates less than 1.0%.

(1) Dallas Robinson is President of our main operating subsidiary Wireless Age Communications Ltd. (Wireless Age Canada). On October 8, 2002, we acquired an 89% interest in Wireless Age Canada in exchange for the assumption of $500,867 of notes payable and 2,979,105 of our common shares. Mr. Robinson is also the majority stockholder of the remaining minority interest in Wireless Age Canada. In October 2002, Dallas Robinson was one of the shareholders of Wireless Age Canada and received shares of our common stock. Dallas Robinson did not sell all of his shares of Wireless Age Canada in October 2002. We are in negotiations to acquire the remaining 11% of Wireless Age Canada, including Dallas Robinson's interest. On September 19, 2003 we acquired Wireless Source Distribution Ltd. (Wireless Source) which is a distributor of prepaid long distance telephone cards and certain ancillary communications accessory products. We acquired 50% of the issued and outstanding common shares of Wireless Source from 101016305 Saskatchewan Ltd. ("101016305 Saskatchewan") in exchange for 1,000,000 shares of the Company's common stock and the remaining 50% from Dallas Robinson in exchange for 1,000,000 preferred shares of a new wholly owned subsidiary of the Company called 1588102 Ontario Inc. ("1588102 Ontario"). The preferred shares of 1588102 Ontario are exchangeable into common shares of Wireless Age Communications, Inc., on a one for one basis at anytime prior to September 19, 2008. 101016305 Saskatchewan is solely owned by Robert Sim who was one of our directors, but resigned on January 18, 2004. Dallas Robinson recently exchanged his preferred shares of 1588102 Ontario for 1,000,000 shares of our common stock.

(2) Stuart MacGregor is a private investor and is not affiliated with our Company. On March 16, 2000, Stuart MacGregor invested in an 8% Convertible Subordinated Promissory Note of RELM Wireless Corporation (a "RELM Note"), a company listed on the Over-the-Counter-Bulletin-Board trading under the symbol RELM ("RELM Wireless") in principal amount of $50,000. On February 5, 2004 we acquired Mr. MacGregor's RELM note in exchange for 37,500 of our common shares. As part of our agreement with Mr. MacGregor, we agreed to register 37,500 of our common shares in this registration statement.

(3) Russell Scott Henderson is a senior manager with Vertex Standard USA one of our key suppliers. On March 16, 2000, Russell Scott Henderson invested in a $100,000 RELM Note and on February 5, 2004 we acquired the RELM Note in exchange for 75,000 of our common shares. As part of our agreement for acquisition of his RELM Note, we agreed to register in this registration statement 75,000 of our common shares issued to Mr. Henderson.

(4) Moishe Schwimmer is a private investor and is not affiliated with the Company other than as a stockholder. On March 16, 2000, Mr. Schwimmer invested in a $100,000 RELM Note. On February 5, 2004 we acquired Mr. Schwimmer's RELM
Note in exchange for 75,000 of our common shares. As part of our agreement for acquisition of Mr. Schwimmer's RELM Note, we agreed to register in this registration statement 75,000 of our common shares issued to Mr. Schwimmer.

                              PLAN OF DISTRIBUTION

The selling shareholders, their pledgees, donees, transferees or other successors in interest, may from time to time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling shareholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling shareholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Over-the-Counter Bulletin Board. Usual and customary brokerage fees will be paid by each selling shareholder.

The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling shareholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

      o sales on the Over-the-Counter Bulletin Board or other securities quotation system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

      o     sales in privately negotiated transactions;

      o     sales for their own account pursuant to this prospectus;

      o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

      o cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

      o purchases by broker-dealers who then resell the shares for their own account;

      o     brokerage transactions in which a broker solicits purchasers;

      o     any combination of these methods of sale; and

      o     any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon the company being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling shareholders.

The selling shareholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by selling stockholders. The foregoing may affect the marketability of the common stock offered hereby.

There can be no assurance that any selling stockholders will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholders.

We entered into an agreement containing registration rights provisions for the benefit of holders of the common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights provisions provide that we and the selling shareholders will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling shareholders incidental to the registration, offering and sale of the common stock to the public, but each selling shareholder will be responsible for payment of their own commissions and fees of broker-dealers with respect to any transactions involving the registered common stock.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Wuersch & Gering LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by Mintz & Partners LLP (for the year ended December 31,
2003) and by Amisano Hanson, Chartered Accountants (for the year ended December 31, 2002), independent auditors, as stated in their reports (which respective reports each express an unqualified opinion) which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed with the Securities and Exchange Commission. This prospectus incorporates by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings from the date of this prospectus to the end of the offering of the notes under this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except that any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in
(1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

      o Our Annual Report on Form 10-KSB (including information specifically incorporated by reference into our Form 10-KSB from our Proxy Statement for our 2004 Annual Meeting of Stockholders) for our fiscal year ended December 31, 2003.

      o Our Quarterly Report on Form 10-QSB for our fiscal quarter ended March 31, 2004.

      o Our Amended Current Report on Form 8-K/A, dated as of December 31, 2003 and filed on March 15, 2004.

      o Our Amended Current Report on Form 8-K/A, dated as of February 5, 2004 and filed on February 10, 2004.

      o Our Current Report on Form 8-K, dated as of February 9, 2004 and filed on February 9, 2004.

      o Our Current Report on Form 8-K, dated as of February 5, 2004 and filed on February 5, 2004.

      o Our Current Report on Form 8-K, dated as of December 31, 2003 and filed on January 15, 2004.

      o Our Current Report on Form 8-K, dated as of December 31, 2003 and filed on January 5, 2004.

      o Our Current report on Form 8-K, dated as of June 22, 2004 and filed on June 23, 2004.

      o Our Current report on Form 8-K, dated as of June 30, 2004 and filed on July 12, 2004.

You may request a copy of these filings (including any exhibits), at no cost, by writing to us or telephoning us at the following address:

                        Wireless Age Communications, Inc.
                                13980 Jane Street
                               King City, Ontario,
                                 Canada L7B 1A3
                          Attention: Investor Relations
                              Phone: (905) 833-0808

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the common stock hereunder.

            SEC registration fee                             $    79
            Accounting fees and expenses (1)                   5,000
            Legal fees and expenses (1)                        5,000
            Printing costs (1)                                 5,000
            Miscellaneous (1)                                  7,500
                                                             -------

             Total                                           $22,579
                                                             =======

----------
(1)   Estimated

Item 15. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 78.037 of the Nevada Revised Statutes ("NRS"), Article IIX of our Articles of Incorporation provides that no director or officer of our Company will be personally liable to our Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of any unlawful distributions. NRS Section 78.300 provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by such chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, Article IX of our Articles of Incorporation provide for indemnification by our Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of our Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We have also entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expenses to each director and each such officer. We have also obtained directors and officers insurance against certain liabilities.

Item 16. Exhibits.

    Exhibit
      No.                                Description
---------------   --------------------------------------------------------------
       4.1        Form of Stock Certificate.*

       5.1        Opinion of Wuersch & Gering LLP.*

      23.1        Consent of Mintz & Partners LLP.

      23.2        Consent of Amisano Hanson, Chartered Accountants.

      23.3        Consent of Wuersch & Gering LLP (included in Exhibit 5.1).*

      24.1        Power of Attorney (included in signature page).

----------
* Previously filed.


Item 17. Undertakings.

      The undersigned registrant hereby undertakes: to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King City, Ontario, Canada, on July 12, 2004.


                                WIRELESS AGE COMMUNICATIONS, INC.


                              By: /s/ John Simmonds
                                ---------------------------------
                                        Name:  John Simmonds
                                        Title: Chief Executive Officer, and
                                               Director
                                               (Principal Executive Officer)


                                By: /s/ Gary N. Hokkanen
                                ---------------------------------
                                        Name:  Gary N. Hokkanen
                                        Title: Chief Financial Officer
                                               (Principal Financial Officer)

Directors:

/s/ Brian Usher Jones
---------------------------------
Name: Brian Usher Jones, Director

/s/ Kenneth Adelberg
---------------------------------
Name: Kenneth Adelberg, Director

/s/ Stephen Dulmage
---------------------------------
Name: Stephen Dulmage, Director

            SIGNATURES OF SELLING SHAREHOLDERS AND POWERS OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints John Simmonds and Gary Hokkanen, or either one of them acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in his or her name and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

              Name                            Title                     Date
--------------------------------        -------------------         ------------


/s/ Dallas Robinson *
--------------------------------
DALLAS L. ROBINSON                      Selling Shareholder        July 12, 2004


/s/ Stuart MacGregor *
--------------------------------
STUART MACGREGOR                        Selling Shareholder        July 12, 2004


/s/ Russell Scott Henderson *
--------------------------------
RUSSELL SCOTT HENDERSON                 Selling Shareholder        July 12, 2004


/s/ Moishe Schwimmer *
--------------------------------
MOISHE SCHWIMMER                        Selling Shareholder        July 12, 2004

*By:

/s/  Gary Hokkanen
--------------------------------
GARY HOKKANEN
Attorney-in-Fact

                                  EXHIBIT INDEX

    Exhibit
      No.                                Description
---------------   --------------------------------------------------------------
       4.1        Form of Stock Certificate.*

       5.1        Opinion of Wuersch & Gering LLP.*

      23.1        Consent of Mintz & Partners LLP.

      23.2        Consent of Amisano Hanson, Chartered Accountants.

      23.3        Consent of Wuersch & Gering LLP (included in Exhibit 5.1).*

      24.1        Power of Attorney (included in signature page).

----------
* Previously filed as an exhibit to Form S-3 filed with the Commission on June 2, 2004.


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